Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between B. Riley Securities, Inc. (the “Company”) and Andrew Moore (“Executive”), effective as of April 11, 2023 (“Effective Date”).

WHEREAS, the Company desires to continue to retain the services of Executive, and Executive desires to continue to be employed by the Company;

WHEREAS, the Company and Executive are parties to an Employment Agreement, effective as of July 10, 2018, as amended (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Existing Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

AGREEMENT

1. Employment. The Company shall continue to employ Executive as Chief Executive Officer of the Company (“Position”), and Executive agrees to continue such employment, upon the terms and conditions set forth in this Agreement commencing on the Effective Date. The term of this Agreement (the “Employment Period”) shall initially be for a period of two (2) years following the Effective Date, which term shall automatically renew for additional one (1) year terms, unless either party notifies the other of non-renewal at least ninety (90) days prior to the end the then-current term.

2. Position and Duties.

2.1 Services with the Company. Executive shall perform all duties and functions customarily performed by the Position of a business of the size and nature similar to that of the Company, and such other employment duties as the Company shall assign to him or her from time to time. Executive shall devote substantially all of his or her business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Company’s Co-Executive Chairmen. Notwithstanding the foregoing, Executive will be permitted to act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing in advance to the Company’s Co-Executive Chairmen and does not interfere with the discharge of his or her duties hereunder.

3. Compensation.

3.1 Base Salary. As compensation for services to be rendered by Executive under this Agreement, the Company shall pay to Executive an annualized salary of five hundred fifty thousand Dollars ($550,000), less applicable tax and other authorized applicable withholdings (the “Base Salary”), which shall be paid in accordance with the Company’s normal payroll procedures and policies. Executive’s salary will be reviewed, and if appropriate, adjusted, on an annual basis at or after the end of each calendar year.

3.2 Performance Bonus. Executive shall be eligible to earn an annual performance bonus based upon his or her performance and/or the Company’s performance in an amount determined by the Company in its sole discretion (the “Annual Bonus”). Any such annual performance bonus will be paid in cash by the Company in full, less applicable tax and other authorized withholdings, by no later than March 15th of the calendar year following the calendar year in which the services were rendered, subject to continued employment through the payment date.

3.3 Equity Awards. With respect to each fiscal year of the Company ending during the Employment Period, Executive shall be eligible to receive an annual long-term incentive award with a value determined by the Company in its sole discretion. Any such award shall be subject to the approval of the Compensation Committee (the “Committee”) of the Board of Directors of B. Riley Financial, Inc. (“BRF”) , and vest annually over a three-year period. Such awards shall be issued pursuant to BRF’s 2021 Stock Incentive Plan (or successor plan) (the “Stock Incentive Plan”). All other terms and conditions applicable to each such award shall be determined by the Committee. Notwithstanding the terms of any equity incentive plan or award agreements, as applicable all outstanding unvested stock options, restricted stock units, stock appreciation rights and other unvested equity linked awards granted to Executive during the Employment Period shall become fully vested upon a Change in Control and exercisable for the remainder of their full term.

3.4 Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing benefits for the Company’s executives, including, but not limited to, medical, retirement and disability plans. Executive’s participation in any such plan or program shall be subject to the Company’s policies and the provisions, rules, and regulations applicable to any plans. Nothing in this Agreement shall impose on the Company any affirmative obligation to establish any benefit plan. The Company reserves the right to prospectively terminate or change benefit plans and programs it offers to its employees at any time.

3.5 Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him or her in the performance of his or her duties under this Agreement, subject to the presentment of appropriate receipts or expense reports in connection with the Company’s policies and procedures.

3.6 Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

4. Annual Paid Time Off. Executive shall be entitled to take vacation and sick leave in accordance with the Company’s vacation and leave policy.

5. Compensation upon Termination/Resignation. The Employment Period and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided, that, unless otherwise provided herein, either party shall be required to give the other party at least twenty (20) days advance written notice of any termination of Executive’s employment. Upon termination of Executive’s employment, Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1 Termination with Cause; Resignation. In the event Executive is terminated by the Company with Cause or in the event Executive resigns, Executive shall be paid his Base Salary through the effective date of termination (the “Termination Date”), and accrued unused leave, if any, owed through the Termination Date as well as reasonable unreimbursed business expenses incurred through the Termination Date.

5.2 Termination Without Cause, for Death or Disability or Resignation for Good Reason. In the event that Executive is terminated without Cause, for death or Disability or resigns for Good Reason, in addition to the amounts set forth in Section 5.1 above, Executive shall also receive the Severance Payment (as defined below), payable no later than sixty (60) days after the Termination Date, subject to Executive’s prior execution, delivery and non-revocation of a full general release in form and substance reasonably satisfactory to the Company (the “Release”). The “Severance Payment” shall be a lump sum equal to two (2) times Executive’s Base Salary (as in effect immediately prior to such termination). If Executive timely and properly elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for himself (and his dependents, if applicable). Such reimbursement shall be paid to Executive on the tenth of the month immediately following the month in which Executive timely remits the premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve month anniversary of the Termination Date; and (ii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

5.3 Definitions. The following definitions apply to this Agreement:

5.3.1 “Change in Control” has the meaning set forth in the Stock Incentive Plan.

5.3.2 “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

5.3.3 “Termination with Cause” shall mean (i) Executive’s willful, intentional and continued substantial misconduct in the reasonable judgment of the Company; (ii) other than due to a Disability, Executive’s repeated, intentional gross negligence of duties or intentional gross failure to act which can reasonably be expected to affect materially and adversely the business or affairs of the Company or any subsidiary or affiliate thereof in the reasonable judgment of the Company; (iii) Executive’s gross material breach of any of the obligations contained herein; or (iv) the commission by Executive of any intentional material fraudulent act with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, in the reasonable judgment of the Company; provided, however, that the Company may not terminate Executive’s employment with Cause unless (x) it has provided written notice to Executive of the existence of the circumstances providing grounds for Termination with Cause, and (y) Executive has had at least fifteen (15) from the date on which such notice is provided to cure such circumstances (if such cure is possible).

5.3.4 “Good Reason” shall mean: termination by Executive of his employment with the Company based on:

(i)  A reduction in Base Salary of Executive during the Employment Period;

(ii) The Company’s material breach of this Agreement;

(iii) A material, adverse change in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size and capitalization as of the date of this Agreement; or

(iv) Reassignment of Executive to (i) a location greater than twenty-five (25) miles from Executive’s current principal place of employment and (ii) a location requiring that Executive relocate from his principal residence as of the Effective Date;

provided, however; that Executive may not terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within ninety (90) days of the initial existence of such grounds and the Company has had at least thirty (30) days from the date on which such written notice is provided to cure such circumstances. If Executive does not terminate his employment for Good Reason within thirty (30) days following the end of the cure period, then Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

6. Compliance with Section 409A. The parties intend that the payments and benefits contemplated in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other guidance promulgated thereunder (collectively, “Section 409A”), or be provided in a manner that complies with Section 409A, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 6. Notwithstanding anything herein to the contrary, all payments and benefits which are payable hereunder upon Executive’s termination of employment shall be paid or provided only upon a termination of employment that constitutes a “Separation from Service” from the Company within the meaning of Section 409A.

In furtherance of this Section 6, and notwithstanding anything herein to the contrary, to the extent any in-kind benefit or reimbursement to be paid or provided under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A, then (i) the amount of expenses eligible for reimbursement or the provision of any in-kind benefit (within the meaning of Section 409A) to Executive during any calendar year shall not affect the amount of expenses eligible for reimbursement or provided as in-kind benefits to Executive in any other calendar year (subject to any lifetime and other annual limits provided under the Company’s group health plans); (ii) any reimbursements for expenses incurred by Executive shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) Executive shall not be entitled to any in-kind benefits or reimbursement for any expenses incurred subsequent to the end of the second calendar year following the calendar year in which Executive incurs a termination of employment; and (iv) the right to any such reimbursement or in-kind benefit may not be liquidated or exchanged for any other benefit.

Any installment payment of post-employment benefits under this Agreement shall be regarded as a separate “payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i). Notwithstanding anything in this Agreement to the contrary, if any amount or benefit would constitute compensation subject to penalty taxation under Section 409A and such amount becomes payable or distributable by reason of Executive’s Separation from Service during a period in which Executive is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j), (i) the timing of such amounts or payments shall be delayed until the earlier of (a) the date that is six (6) months and one (1) day after Executive’s Separation from Service and (b) the date of Executive’s death (such applicable date, the “Delayed Initial Payment Date”), and (ii) the Company shall (a) pay Executive a lump sum amount equal to the sum of the benefit payments that Executive would otherwise have received through the Delayed Initial Payment Date (or, with respect to death, the earliest administratively practicable date provided that payment complies with the timing requirements of Section 409A) if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph) and (b) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule. In no event may Executive, directly or indirectly, designate the calendar year of payment. If the period after the Termination Date during which the Release must become effective spans two calendar years, any payments or benefits conditioned on the Release will not be made or commence to be made until the second calendar year.

7. Confidential Information, Removal of Documents; Return of Records and Property; Non-Competition; Non-Solicitation; Non-Disparagement.

7.1 Confidential Information. During the Employment Period and thereafter, Executive will hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which will have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive will not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive will use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing shall limit Executive’s rights under applicable law to provide truthful information to the Equal Employment Opportunity Commission, National Labor Relations Board, Occupational Safety and Health Administration, U.S. Securities and Exchange Commission, or other federal, state or local governmental agency or commission or comparable state or local agency (each, a “Governmental Entity”) or to file a charge with or participate in an investigation conducted by any Governmental Entity. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Executive or anyone else on Executive’s behalf (whether involving a Governmental Entity or not); provided that Executive is not agreeing to waive, and this Agreement shall not be read as requiring Executive to waive, any right Executive may have to receive an award for information provided to any Governmental Entity. Executive is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to Executive’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order.

7.2 Removal of Documents; Return of Records and Property. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Upon termination of employment for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, laptops, reports, data, tables, and calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company (excluding any documentation related to personal compensation and employment terms), and all other property of the Company and Proprietary Information, including, but not limited to, all documents which in whole or in part, contain any trade secrets or confidential information of the Company or its clients, which in any of these cases are in his or her possession or under his or her control.

7.3 Rights to Products. Executive will and hereby does assign to the Company all rights to trade secrets inventions, patents, works, copyrights, intellectual property applications and priority rights associated therewith, other intellectual properties ideas and other products relating to the Company’s business developed or reduced to practice by Executive alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between the provision of this Section 7.3 and of any applicable employee manual or similar policy of the Company, the provisions of this Section 7.3 will govern.

7.4 Non-Competition. While Executive is employed by or providing services to the Company, Executive will not directly or indirectly (without the prior written consent of the Company):

7.4.1 hold a two percent (2%) or greater equity (including stock options whether or not exercisable), voting or profit participation interest in a Competitive Enterprise, or

7.4.2 associate (including as a director, officer, employee, partner, consultant, agent or advisor) with a Competitive Enterprise and in connection with Executive’s association engage, or directly or indirectly manage or supervise personnel engaged, in any activity:

(a) that is substantially related to any activity in which Executive was engaged with the Company during the prior twelve (12) months,

(b) that is substantially related to any activity for which Executive had direct or indirect managerial or supervisory responsibility with the Company during the prior twelve (12) months, or

(c) that calls for the application of specialized knowledge or skills substantially related to those used by Executive in his activities with the Company during the prior twelve (12) months.

For purposes of this Agreement, “Competitive Enterprise” means any business enterprise that either (A) engages in any activity that competes anywhere with any activity in which the Company is then engaged or (B) holds a two percent (2%) or greater equity, voting or profit participation interest in any enterprise that engages in such a competitive activity.

7.5 Non-Solicitation.

7.5.1 While Executive is employed by or providing services to the Company, and for a period of one (1) year after Executive’s employment is terminated by the Company or Executive for any reason, Executive will not, in any manner, directly or indirectly (without the prior written consent of the Company) Solicit anyone who is then an employee of the Company (or who was an employee of the Company within the prior twelve (12) months) to resign from the Company or to apply for or accept employment with any other business or enterprise.

7.5.2 While Executive is employed by or providing services to the Company, Executive will not, in any manner, directly or indirectly (without the prior written consent of the Company): (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) transact business with any Client that would cause Executive to be a Competitive Enterprise or (iii) interfere with or damage any relationship between the Company and a Client.

For purposes of this Agreement, a “Client” means any client or prospective client of the Company to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with his relationship with or employment by the Company, and “Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

7.6 Non-Disparagement. While Executive is employed by or providing services to the Company and thereafter, Executive will not, in any manner, directly or indirectly make or publish any statement (orally or in writing) that would libel, slander, disparage, denigrate, ridicule or criticize the Company, any of its affiliates or any of their employees, officers or directors.

7.7 Validity. The terms and provisions of this Section 7 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement will thereby be affected. The parties acknowledge that the potential restrictions on Executive’s future employment imposed by this Section 7 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction will find any provisions of this Section 7 unreasonable in duration or geographic scope or otherwise, Executive and the Company agree that the restrictions and prohibitions contained herein will be effective to the fullest extent allowed under applicable law in such jurisdiction.

7.8 Injunctive Relief. In the event of a breach or threatened breach of this Section 7, Executive agrees that the Company will be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

7.9 Cease Payments. In the event that Executive materially breaches Section 7.1, 7.2, 7.3 or 7.4, the Company’s obligation to make or provide payments or benefits under Section 5 will cease.

7.10 Continuing Operation. Except as specifically provided in this Section 7, the termination of Executive’s employment or of this Agreement will have no effect on the continuing operation of this Section 7.

8. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company, and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

9. Indemnification. Executive shall be covered by indemnification and director and officer insurance, including advancement of attorneys’ fees, in the same manner as senior executives of the Company.

10. Miscellaneous.

10.1   Governing Law; Arbitration. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California. Any dispute, controversy or claim arising out of or related to this Agreement or any breach of this Agreement shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by JAMS and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding upon the Parties.

10.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter including without limitation the Prior Agreement. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.3 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

10.4 Mitigation. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as provided in Section 5.2 with respect to the reimbursement of certain COBRA expenses, any amounts payable pursuant to Section 5 shall not be reduced by compensation Executive earns on account of employment with another employer.

10.5 No Conflicts. Executive’s acceptance of employment with the Company and the performance of his or her duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he or she is a party or is otherwise bound.

10.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

10.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

10.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all which together shall be deemed to be one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

B. RILEY SECURITIES, INC.

By:	/s/ Thomas J. Kelleher
	Name:	Thomas J. Kelleher
	Title:	Co-Executive Chairman

EXECUTIVE

By:	/s/ Andrew Moore
	Name:	Andrew Moore